Exhibit (10)(p)



                       STARTECH ENVIRONMENTAL CORPORATION

                          EXECUTIVE EMPOYMENT AGREEMENT


        AGREEMENT dated as of the 1st day of November, 2000, by and among

               Startech Environmental Corporation ("Company"), and

                         Joseph S. Klimek ("Executive").


     WHEREAS, the Executive has been and desires to remain an Executive of the Company on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company desires to continue the employment of the Executive on such terms and conditions that will enhance the value of the Executive to the Shareholders.

     NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties agrees as follows:

     1. Employment and term. The Company agrees to employ the Executive, and the Executive agrees to continue his employment and serve the Company for the term specified herein upon the terms and conditions hereinafter set forth. The term of this Agreement shall be for a period of four (4) years from the date of signing and the Executive shall be employed in the position of Executive Vice President and Chief Operating Officer.

     2. Duties. During the term of this agreement, the Executive agrees to devote his full time and best efforts to the business and affairs of the Company and to perform such duties as may be assigned to the Executive from time to time by the Company's Board of Directors. The Executive further agrees to hold such executive offices, if any, to which he may be elected or appointed by the

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Company's Board of Directors. The Executive shall devote his full business time, attention, energy, skill and efforts to the faithful performance of his duties to the Company, to the promotion of its interests, and the retention and enhancement of its goodwill.

     3. Company's Authority. The Executive agrees to observe and comply with the rules and regulations of the Company as adopted from time to time by the Company's Board of Director's, either orally or in writing, respecting the performance of his duties and to carry out and to perform orders, directions and policies set forth by the Company from time to time. During the term of this Agreement, the Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain or profit, unless the Executive shall have first obtained the written consent of the Company.

     4. Compensation. Effective as of the signing of this Agreement through November 1, 2004, the Company shall compensate the Executive for all services rendered to or on behalf of the Company by the Executive, at the rate of One Hundred Eighty Five Thousand Dollars ($185,000) per year ("Base Salary"), payable at such times and in such manner as applicable to the Company's general payroll. Commencing January 1, 2002, and on the first day of each calendar year thereafter during the term of this Agreement, the Executive's base Salary will be adjusted by an amount determined by the Company's Board of Directors.

     In addition to his annual salary, the Executive may also receive a cash bonus if deemed appropriate based upon the Executives performance over the preceding year.

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     In addition to the monetary compensation listed above, during the period of this Agreement, the Executive will receive an award of no less than 10,000 common stock options at the closing market price on January 1st of each year beginning January 1, 2001, and continuing for each succeeding year that this Agreement is in effect. The Company, in its sole discretion as determined by its then current Board of Directors, may award the Executive additional stock options if deemed appropriate based upon Executives performance over the preceding year. Any Stock Options awarded pursuant to this paragraph shall be awarded at the closing price of the common stock on the anniversary date referred to above. All of the options discussed above shall be for a ten (10) year period and shall be further controlled by an option agreement that is attached to this Employment Agreement pursuant to the Company's Non-qualified Stock Option Plan, or a later adopted plan if appropriate. The exercise of the Options granted hereunder, at the election of the Executive, shall be a cashless transaction and the Company will take all steps necessary to bring about such a result at the time any of the Options become exercisable and salable.

     5. Reimbursement of Expenses. The Company shall pay directly, or reimburse the Executive promptly, for all ordinary and reasonable expenses incurred by the Executive in the performance of his duties hereunder, including but not limited to travel and entertainment expenses, against presentment of the Executive of the expense vouchers, receipts or other appropriate documentation reasonably requested by the Company.

     6. Automobile. In order to facilitate Executives performance of his duties hereunder, in addition to the foregoing, during the term of this Agreement the Company shall provide the Executive with a Company owned or leased automobile, commensurate with his title and position, for his exclusive use in the performance of his duties hereunder.

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     7. Change in Control. The purpose of this clause is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control. This clause provides that in the event of a change in control of the Company, the executive is entitled to certain benefits (the "Severance Benefits.") on the subsequent termination or constructive termination of his or her employment, unless such termination is due to death, disability, or voluntary retirement or termination by the Company for cause. This clause is intended to be a double trigger.

     The Severance Benefits will include (i) a lump sum payment of 150% of the amount the Executive would have earned if he had received his salary payments through the expiration date of this Agreement, (ii) an additional lump sum payment of $250,000; (iii) an immediate vesting of all options awarded to the executive as part of this Agreement or at any other time; (iv) an immediate right to sell said options referred to in (iii) above without restriction as to dates, times and/or amounts;(v) immediate vesting and transfer of ownership of all life insurance policies; and (vi) life and health benefits, including supplemental, vision and dental benefits if applicable, in an equal or better plan then the one currently provided to the executive and his family by the Company for a period of three years from the date of termination or constructive termination.

     In the event any payment or benefit received, or to be received, by the executive in connection with a change in control, or the termination of his employment, whether pursuant to his Agreement or otherwise (the "Total Payments"), is determined to be an excess parachute payment as defined in the

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Internal Revenue Code, and thus subject to the 20 percent Federal Excise tax, the amount of the benefits payable under his Agreement will be reduced until the Total Payments are no longer subject to such tax.

     For purposes of this clause, a change in control is deemed to occur if (i) anyone, other than an Employee Benefit Plan of the Company, acquires more than 20 percent of the Company's stock; (ii) if within a two year period of the date and moment of the signing of this Agreement, the individuals who are now Board Members at the beginning of such time cease to constitute a majority of the Board; or (iii) if the Company shareholders either approve a merger or consolidation that results in someone other than the shareholders immediately prior thereto holding more than 20 percent of the voting power of the surviving entity, approve the complete liquidation of the Company, or approve the disposition of substantially all of the Company's assets.

     8. Vacation and sick leave. Executive shall be entitled to twenty (20) days of paid vacation in each calendar year, and twenty days of paid sick time per calendar year. Any unused vacation time in any such calendar year shall be accrued for the Executive over into the following year but, absent express approval from the President, no more than twenty vacation days may be taken in any such calendar year irrespective of the total vacation time so accrued. The Executive will be entitled to receive a lump sum payment for all accrued vacation time at the end of his employment, whether voluntary or involuntary. If Executive retires from his position at the Company at the age of 62 or later, or is terminated for a reason other than cause, including termination after a merger, acquisition or takeover, then Executive shall also receive a lump sum payment for accrued sick time.

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     9. Life Insurance. The Company shall keep in force all currently outstanding life insurance policies covering the executive until such time as the Company enacts a revised life insurance plan with the approval of the executive. The Company is currently reviewing various life insurance options for its executives.

     10. Disability. The Company shall purchase, on behalf of the Executive, Long Term Disability Insurance that will cover the 65% of the Executives Base salary.

     11. Non-disclosure. Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients and agents of the Company and its affiliated companies and business methods, systems, plans and policies of the Company or its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or establish as an Executive of the Company or otherwise are valuable and unique assets of the Company, Executive agrees that, during the continuance of this Agreement and thereafter, he shall not (otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, any material or substantial, confidential or proprietary know-how, data or information pertaining to the Company, or its business, personnel or plans, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. Executive acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Executive or made available to Executive concerning the Company's business shall be the Company's exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

     The provisions of this paragraph 11 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.

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     Executive hereby acknowledges that the services rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information concerning the Company's business. By reason of this, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation of the Agreement.

     12. Covenant Not to Compete . The Parties acknowledge that Company's performance of all terms of this Agreement is necessary to protect the Company's legitimate business interests. Executive agrees, that, during the continuance of this Agreement and for a period of two (2) years thereafter, he will not, on behalf of himself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an Executive, proprietor, stockholder, partner, consultant, or otherwise engage in any business or activity competitive with the business activities of the Company as they are now or hereafter undertaken by the Company.

     The Provisions of this Paragraph 12 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.

     Executive hereby acknowledges that the services to be rendered by him under this Agreement are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information

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concerning the Company's business. By reason thereof, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to non-competition, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to liquidated damages in the amount of $50,000 and an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation of this Agreement.

     In the event Executive's employment under this Agreement is occasioned by a material breach hereof by the Executive of the provisions contained within Paragraph 12, the two (2) year period contained in the Covenant Not to Compete shall instead be for three (3) years. A previous Non-Competition Agreement binding the parties is attached hereto as Exhibit "A" and will continue in full force and effect and be incorporated by reference into this Paragraph 12.

     13. Trade secrets. Executive shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of Company, including but not limited to any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of Company, its manner of operation, its plans, processes, or other data without regard to whether all of the above-stated matters will be deemed confidential, material, or important, Company and Executive specifically and expressly stipulating that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of Company, and Company's goodwill, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

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     14. Assignment of Rights to Inventions. During the term of Executive's employment, Executive agrees that any inventions made by Executive with Company's facilities, equipment, supplies, trade secrets, or that relate to Company's current or anticipated work or research, or that result from work done for Company, shall belong to Company. Executive assigns such inventions to Company, and agrees to cooperate with Company in obtaining patents on inventions for Company. Executive further agrees that Company may keep such inventions as trade secrets. All of the above shall be without any additional compensation to the Executive.

     15. Severability. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

     16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut and any action brought hereunder shall be exclusively in the State of Connecticut.

     17. Survival of Representaions and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties.

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     18. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereinabove set forth.

BY:  /s/
   ------------------------------------
          Joseph S. Klimek, Executive



BY:  /s/
   ------------------------------------
          Joseph F. Longo, President, CEO
          Startech Environmental Corporation


Date:
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